EXHIBIT 10.27

EQUIFAX

EXECUTIVE DEFERRED COMPENSATION PLAN

Equifax Inc., a Georgia corporation (the “Company”), hereby establishes this Executive Deferred Compensation Plan (the “Plan”), effective January 1, 2003, for the purpose of attracting high quality executives and promoting in its key executives increased efficiency and an interest in the successful operation and performance of the Company.

ARTICLE 1

Definitions

1.1 Account shall mean the account or accounts established for a particular Participant pursuant to Article 3 of the Plan.

1.2 Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 12 of the Plan.

1.3 Base Salary shall mean the Participant’s base annual salary excluding commissions, incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.4 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 11 of the Plan.

1.5 Bonus shall mean amounts paid to the Participant by the Company annually in the form of a discretionary or incentive compensation or any other bonus designated by the Administrator to be covered by the Plan before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.6 Change in Control shall mean either:

(a) Voting Stock Accumulations. The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

(b) Business Combinations. Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

(c) Sale of Assets. A sale or other disposition of all or substantially all of the assets of the Company; or

(d) Liquidations or Dissolutions. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b).

(e) Definitions. For purposes of this paragraph defining Change in Control, the following definitions shall apply:

(i) Beneficial Ownership shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

(ii) Business Combination shall mean a reorganization, merger or consolidation of the Company.

(iii) Eighty Percent (80%) Subsidiary shall mean an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

(iv) Exchange Act shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

(v) Incumbent Board shall mean a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the effective date of this Plan or (b) members who become members of the Company’s Board of Directors subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(vi) Person shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

(vii) Voting Stock shall mean the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

1.7 Commissions shall mean the Participant’s commissions payable from the Company for the Plan Year before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.8 Company shall mean Equifax Inc.

1.9 Crediting Rate shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrator or such other method established by the Administrator pursuant to Article 3 of the Plan.

1.10 Disability shall mean any cessation of the Participant’s employment with the Company as a result of a physical or mental condition which prevents the Participant from performing the normal duties of his or her current employment for a period of at least one hundred eighty (180) consecutive days. If a Participant makes application for disability benefits under the Social Security Act or under a Company sponsored long term disability plan, as then in effect and qualifies for such benefits, he/she shall be presumed to qualify as totally and permanently disabled under this Plan. The Administrator may require that the Participant submit evidence of such qualification for disability benefits in order to determine the existence of Disability under this Plan

1.11 Eligible Executive shall mean an executive of the Company selected by the Administrator to be eligible to participate in the Plans.

1.12 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13 Financial Hardship shall mean an unexpected need for cash arising from illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence which is not covered by insurance and which is determined to qualify as a Financial Hardship by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

1.14 Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.15 Participant Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.16 Plan Year shall mean the calendar year.

1.17 Qualified Plan shall mean the Equifax Inc. 401(k) Plan, as in effect on the effective date of this Plan and as may be amended from time to time.

1.18 Retirement shall mean Termination of Employment on or after the Retirement Eligibility Date.

1.19 Retirement Eligibility Date shall mean the earlier of (a) the date on which the Participant attains age sixty-five (65), (b) the date on which the Participant has both attained age fifty-five (55) and completed at least five (5) Years of Service, or (c) the date on which the Participant has both attained age fifty (50) and the Participant’s combined years of age and Years of Service total at least seventy-five (75).

1.20 Scheduled Withdrawal shall mean the distribution elected by the Participant pursuant to Article 7 of the Plan.

1.21 Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be the later of the last day of January of the Plan Year following the year in which the event triggering the payout occurs, or ninety (90) days following such event. In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death.

1.22 Termination of Employment shall mean the date of the cessation of the Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement or death, or to the extent provided in Article 6 of the Plan, Disability.

1.23 Unscheduled Withdrawal shall mean a distribution elected by the Participant pursuant to Article 8 of the Plan.

1.24 Valuation Date shall mean the date through which earnings are credited and shall be the last day of the month preceding the month in which the payout or other event triggering the Valuation occurs.

1.25 Withdrawal Penalty shall mean the ten percent (10%) penalty deducted from an Account as a result of an Unscheduled Withdrawal pursuant to Article 8 of the Plan, or a change in the form of payout within thirteen (13) months prior to Retirement as provided in Article 4 of the Plan.

1.26 Years of Service shall mean the cumulative consecutive years of continuous full-time employment with the Company, beginning on the date the Participant first began service with the Company, and counting each anniversary thereof.

ARTICLE 2

Participation

2.1 Elective Deferral. For each Plan Year a Participant may elect to defer any whole percentage between five percent (5%) and seventy-five percent (75%) of Base Salary and/or Commissions and/or any whole percentage between five percent (5%) and one hundred percent (100%) of Bonus earned by the Participant during the Plan Year. A Participant may also make an irrevocable election prior to the beginning of the Plan Year to have contributed to this Plan any deferral contributions which the Participant has elected as of the beginning of the Plan Year to be made to the Qualified Plan for such Plan Year which, for any reason, may not be contributed to the Qualified Plan. The foregoing limits shall be interpreted and applied by the Administrator in its complete and sole discretion and the Administrator may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason.

2.2 Participant Election Form. In order to make a deferral, an Eligible Executive must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the period during which the Base Salary, Commissions and/or Bonus is earned, except that with respect to the first Plan Year, the Participant shall submit a Participant Election Form within thirty (30) days of adoption of the Plan by the Board of Directors of the Company. The Administrator may establish a special enrollment period for Eligible Executives hired during a Plan Year to allow deferrals of Base Salary, Commissions and/or Bonus earned during the balance of such Plan Year after such enrollment period. The Participant shall be required to submit a new Participant Election Form on a timely basis in order to change the Participant’s deferral election for a subsequent Plan Year. If no Participant Election Form is filed during the prescribed enrollment period, the Participant’s election for the prior Plan Year shall continue in force for the next Plan Year.

2.3 Election Irrevocable Except on Change in Control. The election to defer Base Salary, Commissions or Bonus shall be irrevocable except as provided in Article 6 in the event of Disability or Article 9 in the case of a Financial Hardship. Notwithstanding the foregoing, in the event of a Change in Control, a Participant may elect within ninety (90) days following such Change in Control to discontinue all deferrals under the Plan for the calendar months following the month in which such election is made. If the Participant elects to discontinue deferrals under the Plan, the Participant shall forfeit the right to make deferrals for the balance of the Plan Year in which such election occurs and for the entire next following Plan Year.

ARTICLE 3

Accounts

3.1 Participant Accounts. Solely for recordkeeping purposes up to three (3) Accounts (a Retirement Account and two Scheduled Withdrawal Accounts) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.2 from the date the deferral is credited to the Account through the Valuation Date. Amounts credited to a Participant’s Account shall be fully vested at all times.

3.2 Crediting Rate. Unless the Administrator elects to establish a different method of determining the Crediting Rate, the Crediting Rate on amounts in a Participant’s Account shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Administrator. The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections at least quarterly. The Participant’s Account balance shall reflect the investments selected by the Participant. If an investment selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate. If the Participant fails to elect an investment alternative the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administrator. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrator for such purpose. Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

3.3 Rollovers From Prior Plan. The Administrator may direct that amounts previously credited to the old Equifax Deferred Compensation Plan on behalf of any Participant be rolled into this Plan and credited to a Retirement Account of such Participant under this Plan. Such amounts shall be fully vested at all times, shall be credited with notional earnings under Section 3.2 and shall be distributed as elected by the Participant in the same manner as other amounts credited to such Participant’s Retirement Account.

3.4 Statement of Accounts. The Administrator shall provide each Participant with statements at least quarterly setting forth the Participant’s Account balance as of the end of each quarter.

ARTICLE 4

Retirement Benefits

4.1 Retirement Benefits. In the event of the Participant’s Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date. The benefits shall be paid in a single lump sum unless the Participant makes a timely election prior to Retirement to have the benefit paid in substantially level annual installments over a specified period of not more than fifteen (15) years. Payments shall begin on the Settlement Date following Retirement. An election to change the form of benefit payout may be made at any time prior to Retirement by submitting to the Administrator the form provided for such purpose but elections shall not be effective unless made no less than thirteen (13) calendar months prior to Retirement. Notwithstanding the foregoing, the Participant may elect to have the new election take effect less than thirteen (13) months prior to Retirement subject to a Withdrawal Penalty of ten percent (10%) of the pre-election Account balance forfeited to the Company.

4.2 Termination Benefit. Upon Termination of Employment other than by reason of Retirement or death, the Company shall pay to the Participant a termination benefit equal to the balance on Termination of Employment of the Participant’s deferral Account credited with notional earnings as provided in Article 3 through the Valuation Date. The termination benefits shall be paid in a single lump sum on the Settlement Date following Termination of Employment. However, the Company may, in its sole discretion, elect to pay the termination benefits over a period of three (3) years in equal annual installments beginning on the Settlement Date.

4.3 Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits payable to the Participant is less than or equal to fifty thousand dollars ($50,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.

ARTICLE 5

Death Benefits

5.1 Survivor Benefit Before Benefits Commence. If the Participant dies prior to commencement of benefits under Article 4, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total balance on death of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date. The death benefit shall be paid in the same form elected by the Participant for Retirement benefits under Article 4.1 (without regard to the thirteen (13) month waiting period) beginning on the Settlement Date following the date the Participant’s death is established by reasonable documentation. However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit prior to the Settlement Date on which the benefits are scheduled to commence.

5.2 Survivor Benefit After Benefits Commence. If the Participant dies after benefits have commenced under Article 4, the Company shall pay to the Participant’s Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant. However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit prior to the Settlement Date on which the benefits are scheduled to commence.

5.3 Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits payable to a Beneficiary is less than or equal to fifty thousand dollars ($50,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.

ARTICLE 6

Disability Benefits

6.1 Disability. In the event of Disability, the Participant’s deferral elections shall cease to be effective and for purposes of calculation and payment of benefits under the Plan, Disability shall be treated as a Retirement entitling the Participant to receive the benefits provided under Article 4.1 of the Plan without regard to the thirteen month waiting period.

ARTICLE 7

Scheduled Withdrawal

7.1 Election. The Participant may make an election on the Participant Election Form at the time of making a deferral to take a Scheduled Withdrawal from the Account established by the Participant for such purpose, including any earnings credited thereon. The Participant may elect to receive the Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal is elected and may elect to have the Scheduled Withdrawal distributed in a single lump sum or in annual installments over a period of up to five (5) years. The Participant may elect to make additional deferrals into such Scheduled Withdrawal Account in subsequent Participant Election Forms but may not elect another Scheduled Withdrawal date for such Account until all of the amounts in the original Scheduled Withdrawal Account have been paid out. The Participant may establish up to two (2) separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates but shall not establish a third such Account until all of the funds in one of the first two Scheduled Withdrawal Accounts have been paid out. The Scheduled Withdrawal date and form of payout elected for a Scheduled Withdrawal Account shall be irrevocable, except that a Participant may petition to the Administrator once no less than thirteen (13) months prior to the date originally elected for the Scheduled Withdrawal to defer (but not accelerate) the Scheduled Withdrawal date and/or to change the form of payout of the Scheduled Withdrawal.

7.2 Timing of Scheduled Withdrawal. The Scheduled Withdrawal payment shall be paid by the Company to the Participant no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form unless preceded by Termination of Employment. In the event of Termination of Employment prior to the date elected for the Scheduled Withdrawal, the Scheduled Withdrawal shall be paid in the form provided in Article 4 of the Plan. In the event such Termination of Employment is as a result of the Participant’s death, the Scheduled Withdrawal shall be paid as provided in Section 5.1 of the Plan.

ARTICLE 8

Unscheduled Withdrawal

8.1 Election. A Participant (or, after the Participant’s death, a Beneficiary) may take an Unscheduled Withdrawal from an Account at any time. The Unscheduled Withdrawal shall be paid no later than the last day of the month following the month in which the Unscheduled Withdrawal is requested. After an Unscheduled Withdrawal, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of the Unscheduled Withdrawal. Only one Unscheduled Withdrawal shall be permitted in each Plan Year.

8.2 Withdrawal Penalty. There shall be a Withdrawal Penalty deducted from the Account prior to an Unscheduled Withdrawal from such Account equal to ten percent (10%) of the Unscheduled Withdrawal.

8.3 Minimum Withdrawal. The minimum Unscheduled Withdrawal shall be twenty-five percent (25%) of the balance of the specified Account.

ARTICLE 9

Financial Hardship Distribution

9.1 Financial Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administrator may in its sole discretion, accelerate distributions of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. In the event of a distribution from the Plan based on Financial Hardship, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of such distribution.

ARTICLE 10

Amendment and Termination of Plan

10.1 Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balance. If the Company terminates the Plan, the date of such termination shall be treated as a Termination of Employment for the purpose of calculating Plan benefits and the Company shall pay to each Participant the benefits such Participant would be entitled to receive under Article 4 of the Plan except that such termination benefits shall be paid in a single lump sum payable on the last day of the month following the month in which termination of the Plan occurs.

ARTICLE 11

Beneficiaries

11.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The designation by a married Participant of a primary Beneficiary other than the Participant’s spouse shall require consent of such spouse. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

11.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any marriage (other than a common law marriage) or finalized divorce of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as the sole primary Beneficiary.

11.3 Successor Beneficiary. If all primary Beneficiaries die prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable no later than the last day of the month following the month in which the last remaining primary Beneficiary’s death is established.

11.4 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s spouse, if the Participant was married on the date of death, or, if the Participant was not married on death, to the Participant’s estate.

ARTICLE 12

Administration/Claims Procedures

12.1 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

12.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

12.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation the claimants right to pursue a legal action in the event the claim is denied.

ARTICLE 13

Conditions Related to Benefits

13.1 Nonassignability. The Participant’s Account balance and the benefits provided under the Plan shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sale, alienate, assign, transfer, pledge or hypothecate an Account balance or Plan benefits shall be null and void. The Participant’s Account balance and benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

13.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

13.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

13.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

13.5 Assumptions and Methodology. To the extent required, the Administrator shall establish the actuarial assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.

ARTICLE 14

Miscellaneous

14.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

14.2 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company, nor as a limitation on the right of the Company to terminate the employment of any Participant at any time.

14.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

14.4 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.5 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

14.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

14.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

14.8 Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected as soon as is practical following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, as soon as is practical after discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other compensation or benefit arrangements, to the extent allowed by law) to recoup the amount of such overpayment(s).

14.9 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

14.10 Applicable Law. The Plan shall be governed by ERISA and, in the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Georgia (without regard to conflict of law provisions).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 17th day of December, 2002.

EQUIFAX INC.

By	/S/ KAREN H. GASON
Its	Chief Administrative Officer